As filed with the Securities and Exchange Commission on March 12, 2004

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________________

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
_________________________

Entergy New Orleans, Inc.
 (Exact name of registrant as specified in its charter)
_________________________
Louisiana (State or other jurisdiction of incorporation or organization)	72-0273040 (I.R.S. Employer Identification No.)

1600 Perdido Street
New Orleans, Louisiana 70119
(504) 670-3600
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

_________________________
DANIEL F. PACKER President Entergy New Orleans, Inc. 1600 Perdido Street New Orleans, Louisiana 70119 (504) 670-3600	STEVEN C. MCNEAL Vice President and Treasurer Entergy New Orleans, Inc. 639 Loyola Avenue New Orleans, Louisiana 70113 (504) 576-4363

MARK G. OTTS, Esq. LLOYD L. DRURY, III, Esq. Entergy Services, Inc. 639 Loyola Avenue New Orleans, Louisiana 70113 (504) 576-5228

(Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

___________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

___________________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

___________________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit*	Proposed Maximum Aggregate Offering Price*	Amount of Registration Fee
First Mortgage Bonds	$230,000,000	100%	$230,000,000	$11,981 (1)

*Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(o).

(1) Prior to the filing of this registration statement, $65,000,000 aggregate principal amount of securities remained registered and unsold pursuant to Registration Statement No. 333-95599, which was initially filed by the registrant on January 28, 2000. The registration fee of $17,160 associated with such unsold securities has been offset against the registration fee of $29,141 associated with the securities to be registered and such unsold securities are hereby deregistered.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion Dated March ___, 2004	PROSPECTUS

$230,000,000

First Mortgage Bonds

ENTERGY NEW ORLEANS, INC.
1600 Perdido Street
New Orleans, Louisiana 70119
(504) 670-3600

We -

  May periodically offer our first mortgage bonds in one or more series; and
  Will determine the price and other terms of each series of first mortgage bonds when sold, including whether any series will be subject to redemption prior to maturity.

The Bonds - Will be secured by a mortgage that constitutes a first mortgage lien on substantially all of our property.
You - Will receive interest payments in the amounts and on the dates specified in an accompanying prospectus supplement.

This prospectus may be used to offer and sell series of bonds only if accompanied by the prospectus supplement for that series. We will provide the specific terms of each series of bonds, including their offering prices, interest rates and maturities, in a supplement to this prospectus. Such supplement may also add, update, change or delete information in this prospectus. You should read this prospectus and any supplement carefully before you invest.

Investing in the first mortgage bonds involves risks. See "Risk Factors" on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these bonds or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

We may offer these securities directly or through underwriters, agents or dealers. Each prospectus supplement will provide the terms of the plan of distribution relating to each series of securities.

March _____, 2004

Risk Factors

You should carefully consider the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the risk factors described below, as well as the factors listed in "Forward-Looking Information" immediately following the risk factors.

Ratepayers have instituted two proceedings against us in which we have significant potential exposure. A final adverse decision in either or both of these proceedings could result in a material decrease in our revenues and cash flow.
  A group of residential and business ratepayers commenced a proceeding before the New Orleans City Council (the "Council") in which they allege that we overcharged ratepayers since 1975 in violation of limits on our rate of return allegedly established by ordinances passed by the Council in 1922 and that we should be required to refund between $240 and $825 million to our ratepayers. We filed testimony stating that we have charged only those rates authorized by the Council in accordance with applicable law and that no refund is therefore warranted. Discovery is ongoing; no date has been set for the hearing on the merits since the June 2002 date for the hearing on the merits was continued. The Council denied a motion filed by the plaintiffs seeking the recusal of the Council and the disqualification of the advisors representing the Council in this proceeding. The plaintiffs have appealed the ruling of the Civil District Court for the Parish of Orleans, Louisiana that upheld the denial of the motion by the Council, and that appeal is currently pending before the Louisiana Fourth Circuit Court of Appeal.
  A group of ratepayers filed a complaint with the Council alleging that we and certain of our affiliates engaged in fuel procurement and power purchasing practices and included certain costs in our fuel adjustment charges that could have resulted in our customers being overcharged by more than $100 million over a period of years. In February 2004, the Council approved a resolution providing for a refund to customers totalling approximately $11.3 million, including interest, which amounts are to be credited to customers during the months of June through September 2004. Management believes that it has adequately provided for the liability associated with this proceeding as of December 31, 2003. The resolution concludes, among other things, that the record does not support an allegation that our actions or inactions, either alone or in concert with any of our affiliates, constituted a misrepresentation or a suppression of the truth made to obtain for us an unjust advantage or to cause loss, inconvenience or harm to our ratepayers. The plaintiffs have appealed this Council resolution to the Civil District Court for the Parish of Orleans, Louisiana ("CDC"). The plaintiffs had also filed a companion proceeding in CDC seeking damages for various alleged state law causes of action, including treble damages for alleged injuries arising from our alleged violation of Louisiana antitrust laws, based on factual allegations similar to the factual allegations that the plaintiffs made in their complaint filed with the Council. We will have an opportunity to file exceptions to the plaintiffs' allegations, asserting, among other things, that jurisdiction over these issues rests with the Council and the FERC. If necessary, at the appropriate time, we will raise our defenses to the antitrust claims. The companion suit in the CDC was stayed by stipulation of the parties pending a decision by the Council.

Although we think that the allegations against us in these two proceedings are without merit and we intend to defend them vigorously, an adverse determination in either or both proceedings is possible. In view of the monetary amounts at issue, a final adverse determination may possibly result in a material decrease in our revenues and cash flow.

In addition to these proceedings, the Council institutes from time to time inquiries into various matters concerning our business, financial condition, financial arrangements, and agreements. These inquiries are made in various forms and may include a letter or the initiation of a docketed proceeding.

Adverse outcomes with respect to the appeal of our Rate Settlement Agreement with the Council or the FERC proceeding relating to the power purchase agreements comprising our resource plan could have a material adverse effect on our results of operations and financial condition.

On May 15, 2003, the Council approved an agreement (the "Rate Settlement Agreement") with us that settled several matters pertaining to (1) our application for an increase in our electric and gas base rates, (2) our application for authorization to enter into certain contracts for the purchase of capacity and energy, and (3) the participation by the Council in a proceeding brought by it and the Louisiana Public Service Commission before the FERC concerning rough production cost equalization under the system agreement among us and certain of our affiliates (the "System Agreement"). The terms of the Rate Settlement Agreement with the Council provide for, among other things, the following:

  an increase in our electric base rates by $18.4 million annually and an increase in our gas base rates by $11.8 million annually, that began with the first billing cycle in June 2003;
  the implementation of separate formula rate plans for electric and gas services that will be in effect until 2005 and that provide for a midpoint return on equity of 11.25%, based upon a capital structure that includes a target equity component of 42%, and that provide for us to earn a return on equity between 10.25% and 12.25% for our electric operations and between 11.0% and 11.5% for our gas operations, with earnings in those ranges not resulting in a change in rates;
  the implementation of a generation performance-based rate calculation in our electric fuel adjustment clause that will provide us with incentives to reduce our fuel and purchased power costs, such incentives being in the form of shared savings where we receive 10% of all such savings in excess of $20 million, based on a defined benchmark, subject to a limit of a 13.25% return on equity for our electric operations as provided for in the electric formula rate plan, and we bear 10% of any "negative" fuel and purchased power cost savings;
  the authorization for us to enter into certain agreements, including a capacity purchase call option and three power purchase agreements (collectively, the "PPAs") with certain of our affiliates, such PPAs being subject to the approval of the FERC; and
  the withdrawal by the Council as a complainant in the proceeding before the FERC concerning the System Agreement.

In the resolution approving the terms of the Rate Settlement Agreement, the Council indicated that, if the Council decided in favor of the ratepayers in the first of the two proceedings described in the immediately preceding Risk Factor, the impact of any such decision on the Rate Settlement Agreement would have to be determined. The Council also indicated in such resolution that the terms and conditions of our PPAs authorized by the Rate Settlement Agreement are fundamental to the Rate Settlement Agreement and, as a result of a decision of the FERC in the proceeding concerning the System Agreement or any FERC order requiring a material change in the terms and conditions of the PPAs, the Council may initiate an investigation to determine what prospective action, if any, would be warranted by any such decision or order to preserve the benefits that were otherwise projected to accrue to ratepayers under the Rate Settlement Agreement.

In accordance with the terms of the Rate Settlement Agreement, the Council filed on June 6, 2003 a notice of withdrawal as a complainant in the System Agreement proceeding before the FERC but will continue as an intervenor in the proceeding. On June 6, 2003, certain ratepayer-intervenors filed in the Civil District Court for the Parish of Orleans, Louisiana a petition for judicial review and appeal of the Council decision of May 15, 2003 approving the Rate Settlement Agreement. However, the rates established under the terms of the Rate Settlement Agreement remain in effect while the appeal is pending. We cannot predict the outcome of this appeal.

On May 30, 2003, the FERC accepted for filing the PPAs with certain of our affiliates that comprise part of our resource plan, effective June 1, 2003, subject to refund, but established a hearing process to review the justness and reasonableness of the PPAs. Several parties have intervened or filed protests regarding the request-for-proposals process and the PPAs filed with the FERC, and the proceeding is set for hearing in June 2004. We cannot predict the outcome of this proceeding.

Forward-Looking Information

From time to time we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Those statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that these forward-looking statements and the underlying assumptions are reasonable, we cannot provide assurance that they will prove to be correct. Except to the extent required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those results expressed or implied in the statements. Some of those factors (in addition to other factors described elsewhere in this prospectus, any prospectus supplement, and subsequent securities filings) include:

  resolution of future rate cases and negotiations and other regulatory decisions, including those decisions related to the System Agreement and our utility supply plan;
  our ability to reduce our operation and maintenance costs, including the uncertainty of negotiations with unions to agree to such reductions;
  the performance of our generating plants;
  changes in regulation of nuclear generating facilities and nuclear materials and fuel, including possible shutdown of nuclear generating facilities;
  the prices and availability of power that we must purchase for our utility customers;
  changes in the financial markets, particularly those affecting the availability of capital and our ability to refinance existing debt and to fund capital expenditures;
  actions of rating agencies, including changes in the ratings of debt and preferred stock;
  changes in inflation and interest rates;
  volatility and changes in markets for electricity, natural gas, and other energy-related commodities;
  changes in utility regulation, including
  the beginning or end of retail and wholesale competition, the ability to recover net utility assets and other potential stranded costs, and the establishment of a regional transmission organization that includes our service territory;
  changes in laws resulting from proposed energy legislation;
  changes in environmental, tax and other laws, including requirements for reduced emissions of sulfur, nitrogen, carbon, mercury, and other substances;
  the economic climate, and particularly growth in our service territory;
  variations in weather, hurricanes and other natural disasters;
  advances in technology;
  the potential impacts of threatened or actual terrorism and war;
  the effects of litigation;
  changes in accounting standards;
  changes in corporate governance and securities law requirements; and
  our ability to attract and to retain talented management and directors.

About this Prospectus

This prospectus is part of a registration statement we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $230 million. This prospectus provides a general description of the bonds being offered. Each time we sell a series of bonds, we will provide a prospectus supplement containing specific information about the terms of that series of bonds and the related offering. It is important for you to consider the information contained in this prospectus and the related prospectus supplement together with additional information described under the heading "Where You Can Find More Information" in making your investment decision.

Entergy New Orleans, Inc.

We are an electric and gas public utility company providing services to customers in New Orleans, Louisiana since 1926.

We are owned by Entergy Corporation, which is a public utility holding company registered under the Public Utility Holding Company Act of 1935. The other major public utilities owned by Entergy Corporation are Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc. and Entergy Mississippi, Inc. Entergy Corporation also owns all of the common stock of System Energy Resources, Inc., the principal asset of which is the Grand Gulf Electric Generating Station.

Capacity and energy from Grand Gulf is allocated among us, Entergy Arkansas, Inc., Entergy Louisiana, Inc., and Entergy Mississippi, Inc. under a Unit Power Sales Agreement. Our allocated share of Grand Gulf's capacity and energy, together with related costs, is 17%. Payments made by us under the Unit Power Sales Agreement are generally recovered through rates set by the City Council of the City of New Orleans, Louisiana, which regulates electric and gas service, rates and charges and issuances of securities.

Together with Entergy Arkansas, Inc., Entergy Louisiana, Inc. and Entergy Mississippi, Inc., we own all of the capital stock of System Fuels, Inc. System Fuels, Inc. is a special purpose company that implements and maintains certain programs for the purchase, delivery and storage of fuel supplies for Entergy Corporation's utility subsidiaries.

The information above is only a summary and is not complete. You should read the incorporated documents listed under the caption "Where You Can Find More Information" for more specific information concerning our business and affairs, including significant contingencies, our general capital requirements, our financing plans and capabilities, pending legal and regulatory proceedings, earnings coverage requirements under our Restatement of Articles of Incorporation, as amended, which limit the amount of additional preferred stock that we may issue, and earnings coverage and other requirements under our first mortgage.

Ratios of Earnings to Fixed Charges

Our ratios of earnings to fixed charges, calculated pursuant to Item 503 of SEC Regulation S-K, are as follows:

	Twelve Months Ended December 31,
2003	2002	2001	2000	1999
1.73	(a)	(b)	2.66	3.00

_______

"Earnings," as defined by Regulation S-K, represent the aggregate of (1) income before the cumulative effect of an accounting change, (2) taxes based on income, (3) investment tax credit adjustments-net and (4) fixed charges.

"Fixed Charges" include interest (whether expensed or capitalized), related amortization and interest applicable to rentals charged to operating expenses.

  Our earnings for the twelve months ended December 31, 2002 were not adequate to cover fixed charges by $0.7 million.
  Our earnings for the twelve months ended December 31, 2001 were not adequate to cover fixed chares by $6.6 million.

Where You Can Find More Information

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public on the Internet at the SEC's website (http://www.sec.gov) or you may read and copy any document at the SEC Public Reference Room located at:

450 Fifth Street, N.W.,
Room 1024,
Washington, D.C. 20549-1004.

Call the SEC at 1-800-732-0330 for more information about the public reference room and requesting documents.

The SEC allows us to incorporate by reference information that we file with the SEC, which means that we can refer you to important information without restating it in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We are incorporating by reference the documents listed below, and all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement to which this prospectus relates and prior to the effectiveness of the registration statement, along with any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all of the bonds:

  Our Annual Report on Form 10-K for the year ended December 31, 2003; and
  Our Current Report on Form 8-K dated February 20, 2004 (filed February 23, 2004).

You may request a copy of any or all of these filings, free of charge, by writing or telephoning us at the following address:

Mr. Christopher T. Screen
Assistant Secretary
Entergy New Orleans, Inc.
P. O. Box 61000
New Orleans, Louisiana 70161
(504) 576-4212

or you may access this filing at our website (http://www.entergy.com). You may also direct your requests via e-mail to cscreen@entergy.com.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not, nor have any underwriters, dealers or agents, authorized anyone else to provide you with information about us or the bonds. We are not, nor are any underwriters, dealers or agents, making an offer of the bonds in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents or that the documents incorporated by reference in this prospectus are accurate as of any date other than the date those documents were filed with the SEC.

Use of Proceeds

The net proceeds from the offering of the bonds will be used either to repay, acquire or redeem one or more series of our outstanding bonds or preferred stock on their stated due dates or in some cases prior to their due dates, or for other general corporate purposes including the repayment of short term debt incurred in connection with our capital spending program. The specific purposes for the proceeds of a particular series of bonds or the specific securities, if any, to be redeemed with the proceeds of a series of bonds will be set forth in the prospectus supplement relating to that series.

Description of the Bonds

General

The bonds will be issued under one or more separate supplemental indentures to the Mortgage and Deed of Trust dated as of May 1, 1987 between us and The Bank of New York (successor to Harris Trust Company of New York and Bank of Montreal Trust Company), as corporate trustee, and Stephen J. Giurlando (successor to Mark F. McLaughlin and Z. George Klodnicki), as co-trustee. We refer to this 1987 Mortgage and Deed of Trust as the "mortgage" and to the corporate trustee and co-trustee as the "trustees." We refer to all first mortgage bonds issued or to be issued under the mortgage, including the first mortgage bonds offered by this prospectus, as "bonds."

The statements in this prospectus concerning the bonds and the mortgage are not comprehensive and are subject to the detailed provisions of the mortgage. The mortgage and a form of supplemental indenture are exhibits to the registration statement of which this prospectus is a part. You should read these documents for provisions that may be important to you. The mortgage has been qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act for provisions that apply to the first mortgage bonds. Wherever particular provisions or defined terms in the mortgage are referred to under this "Description of the Bonds," those provisions or defined terms are incorporated by reference in this prospectus.

Terms of Specific Series of the Bonds

&#A prospectus supplement and a supplemental indenture relating to each series of bonds being offered by us will include a description of specific terms relating to the offering of that series. These terms will include some or all of the following:

  The designation (or name) of the series of bonds;
  The aggregate principal amount of the series;
  The date on which the series will mature;
  The interest rate the series will bear;
  The date from which interest accrues;
  The dates on which interest will be payable; and
  The prices and other terms and conditions, if any, upon which the series may be redeemed prior to maturity.

As of December 31, 2003, there were $230 million of bonds outstanding under the mortgage.

Security

The bonds, together with all other bonds issued now or in the future under the mortgage, will be secured by the mortgage. The mortgage constitutes, in the opinion of our legal counsel, a first mortgage lien on substantially all of our property, subject to (1) excepted encumbrances, (2) minor defects and encumbrances customarily found in similar utility properties, but which do not materially impair the use of the property in the conduct of our business, (3) other liens, defects and encumbrances, if any, existing or created when we acquired the property and (4) limitations under bankruptcy law.

Some of our properties are not covered by the lien of the mortgage; these include:

  properties released under the terms of the mortgage;
  cash and securities;
  merchandise, equipment, apparatus, materials or supplies held for sale or other disposition in the usual course of business or consumable during use;
  automobiles, vehicles and aircraft;
  timber, minerals, mineral rights and royalties; and
  receivables, contracts, leases and operating agreements.

The mortgage contains provisions that impose a lien on property acquired by us after the date of the mortgage, subject to pre-existing liens, and subject to limitations in the case of consolidation, merger or a sale of substantially all of our assets.

The mortgage also provides that the trustees have a lien upon the mortgaged property, prior to the lien in favor of holders of the bonds, to ensure the payment of reasonable compensation, expenses and disbursements of the trustees and for indemnity against certain liabilities.

Issuance of Additional Bonds

We can issue up to $10 billion in aggregate principal amount of bonds under the mortgage. Bonds of any series may be issued from time to time on the following bases: (a) 70% of property additions after adjustments to offset retirements; (b) retirements of bonds; or (c) the deposit of cash with the trustees. Deposited cash may be withdrawn upon the bases stated in clause (a) and (b) above. Property additions generally include electric, gas, steam or hot water property acquired after December 31, 1986. Property additions do not include securities, automobiles, vehicles or aircraft, or property used principally for the production or gathering of natural gas.

With certain exceptions in the case of clause (b) above, the issuance of bonds must meet an "earnings" test. The adjusted net earnings for 12 consecutive months of the preceding 18 months, before income taxes, must be at least twice the annual interest requirements on all bonds outstanding at the time, plus the bonds to be issued, plus all indebtedness, if any, of prior rank. Generally, interest on variable interest rate bonds, if any, is calculated using the average rate in effect during such 12-month period.

Net property additions available for the issuance of bonds at December 31, 2003 were approximately $121 million. Our earnings for the twelve months ended December 31, 2003 were sufficient for us to issue $10 million in new bonds under our mortgage (other than bonds issued to refund outstanding bonds).

The mortgage contains restrictions on the issuance of bonds against property subject to prior liens.

Other than the security afforded by the lien of the mortgage and the restrictions on the issuance of additional bonds described above, the mortgage contains no provisions that grant protection to bondholders in the event of a highly leveraged transaction. However, such a transaction would require regulatory approval from the New Orleans City Council.

Release and Substitution of Property

Property other than the Municipalization Interest (as defined in the mortgage) may be released without applying any earnings test, upon the bases of (a) the deposit with the trustees of cash or, to a limited extent, purchase money mortgages; (b) property additions under the mortgage, after adjustments in certain cases to offset retirements and after making adjustments for certain prior lien bonds, if any, outstanding against property additions; and (c) a waiver of the right to issue bonds. We can withdraw cash upon the bases stated in clauses (b) and (c) above.

Property owned by us on December 31, 1986 may be released from the lien of the mortgage on the basis of its depreciated book value. Unfunded property may be released without meeting the earnings test if, after its release, we would have at least one dollar in unfunded property that remains subject to the lien of the mortgage. All other property may be released on the basis of its cost, as defined in the mortgage.

Dividend Covenant

Unless otherwise specified in a prospectus supplement, so long as any bonds of a particular series remain outstanding, we will not pay any cash dividends on common stock or repurchase common stock after a selected date close to the date of the original issuance of a series of bonds, except from credits to retained earnings accrued after such selected date plus an amount not to exceed $150 million, plus such additional amounts as shall be approved by the SEC under the Public Utility Holding Company Act of 1935. This does not include dividends that may be declared before such selected date.

Redemption and Purchase

General

The prospectus supplement for a particular series of bonds will contain the terms and conditions, if any, for redemption prior to maturity.

Exchange or Redemption upon Merger or Consolidation.

Although we do not currently have any plans to merge or consolidate with Entergy Louisiana, Inc., the mortgage provides that, in the event of such a merger or consolidation, we would have the right to offer to exchange all outstanding bonds for a like principal amount of the new merged or consolidated company's first mortgage bonds with the same interest rates, interest payment dates, maturity dates and redemption provisions. Unless we waive this right, the holders of outstanding bonds must either accept such first mortgage bonds in exchange for all or a portion of their bonds or tender to us for redemption any bonds not so exchanged. The redemption price applicable for these purposes to the bonds will be 100% of the principal amount plus accrued interest, unless otherwise provided in a prospectus supplement.

Defaults and Notice Thereof

Defaults under the mortgage are defined to include:

  default in the payment of principal;
  default for 30 days in the payment of interest;
  certain events of bankruptcy, insolvency or reorganization;
  the continuation of a default in other covenants for 90 days after notice (unless we have in good faith commenced efforts to perform the covenant); and
  default under a supplemental indenture.

The corporate trustee or the holders of 25% in aggregate principal amount of the bonds may declare the principal and interest thereon to be due and payable on default. However, a majority of the holders may annul such declaration if we have cured the default. No holders of bonds may enforce the lien of the mortgage without giving the trustees written notice of a default and unless the holders of 25% in aggregate principal amount of the bonds have requested the trustees to act and offered them reasonable opportunity to act and indemnity satisfactory to them against the cost, expense and liabilities to be incurred thereby; and
  the trustees have failed to act.

The holders of a majority in aggregate principal amount of the bonds may direct the time, method and place of conducting any proceedings for any remedy available to the trustees or exercising any trust or power conferred upon the trustees. The trustees are not required to risk their funds or incur personal liability if a reasonable ground exists for believing that repayment is not reasonably assured.

Evidence Furnished to the Trustee

Compliance with mortgage provisions is evidenced by written statements of our officers or persons selected or paid by us. In certain cases, opinions of counsel and certifications by an engineer, accountant, appraiser or other expert (who in some cases must be independent) are required. We have agreed to provide to the trustees an annual statement as to whether or not we have fulfilled our obligations under the mortgage throughout the preceding calendar year.

Modification

The rights of holders of bonds may be modified with the consent of the holders of a majority in aggregate principal amount of the bonds. If less than all series of bonds are adversely affected by a modification, the consent of the holders of a majority in aggregate principal amount of the bonds adversely affected is required. No modification of the terms of payment of the principal of, and premium, if any, and interest on, the bonds and no modification affecting the lien of the mortgage or reducing the percentage required for modification is effective against any holder of bonds without such holder's consent.

Satisfaction and Discharge of Mortgage

After we provide for the payment of all of the bonds (including the bonds offered by this prospectus) and after paying all other sums due under the mortgage, the mortgage may be satisfied and discharged. The bonds will be deemed to have been paid when money or Eligible Obligations (as defined below) sufficient to pay the bonds (in the opinion of an independent accountant in the case of Eligible Obligations) at maturity or upon redemption have been irrevocably set apart or deposited with the corporate trustee, provided the corporate trustee shall have received an opinion of counsel to the effect that the setting apart or deposit does not require registration under the Investment Company Act of 1940, does not violate any applicable laws and does not result in a taxable event with respect to the holders of the bonds prior to the time of their right to receive payment. "Eligible Obligations" means obligations of the United States of America that do not permit the redemption thereof at the issuer's option.

Book-Entry Only Securities

The Depository Trust Company ("DTC") will act as securities depository for the bonds offered through this prospectus. The bonds will be issued as fully registered securities registered in the name of Cede & Co., the partnership nominee of DTC. One or more fully registered security certificates will be issued for each issue of the bonds, in the aggregate principal amount of such issue, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for United States and foreign equity issues, corporate and municipal debt issues, and money market instruments from countries that DTC participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between the accounts of Direct Participants, thereby eliminating the need for physical movement of security certificates. Direct Participants include both United States and foreign securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is, in turn, owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, all of which clearing corporations are subsidiaries of DTCC, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to other entities such as both United States and foreign securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants" and, together with Direct Participants, the "Participants"). The DTC rules applicable to its Participants are on file with the SEC.

Purchases of bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the bonds on the records of DTC. The ownership interest of each actual purchaser of each bond ("Beneficial Owner") is in turn to be recorded on the records of the Direct Participant or the Indirect Participant. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the bonds are to be accomplished by entries made on the books of Direct Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in bonds, except in the event that use of the book-entry system for the bonds is discontinued.

To facilitate subsequent transfers, all bonds deposited by Direct Participants with DTC are registered in the name of Cede & Co., the partnership nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The deposit of bonds with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the bonds; the records of DTC reflect only the identity of the Direct Participants to whose accounts such bonds are credited, which may or may not be the Beneficial Owners. The Direct Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of bonds may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the bonds, such as redemptions, tenders, defaults, and proposed amendments to the mortgage. For example, Beneficial Owners of bonds may wish to ascertain that the nominee holding the bonds for their benefit has agreed to obtain and to transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the corporate trustee and request that copies of notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all the bonds within an issue are being redeemed, the practice of DTC is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. nor any other DTC nominee will consent or vote with respect to bonds unless authorized by a Direct Participant in accordance with DTC procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those Direct Participants to whose accounts bonds are credited on the record date, identified in a listing attached to the omnibus proxy.

Redemption proceeds, principal payments, interest payments, and any premium payments on the bonds will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. The practice of DTC is to credit the accounts of Direct Participants, upon the receipt by DTC of funds and corresponding detail information from us or the corporate trustee on the payable date in accordance with their respective holdings shown on the records of DTC. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practice, as is the case with bonds held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or its nominee, the corporate trustee, any underwriters or dealers or agents, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal, interest, and any premium on the bonds to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC is the responsibility of either the corporate trustee or us, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

A Beneficial Owner shall give notice to elect to have its bonds purchased or tendered, through its Participant, to the tender or remarketing agent and shall effect delivery of such bonds by causing the Direct Participant to transfer the interest of the Participant in the bonds, on the records of DTC, to the tender or remarketing agent. The requirement for physical delivery of bonds in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the bonds are transferred by Direct Participants on the records of DTC and followed by a book-entry credit of tendered bonds to the DTC account of the tender or remarketing agent.

DTC may discontinue providing its services as depository with respect to the bonds at any time by giving reasonable notice to the corporate trustee or us. Under such circumstances, in the event that a successor depository is not obtained, securities certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depository. In that event, security certificates will be printed and delivered.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Experts

The financial statements and related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Legality

The legality of the bonds will be passed upon for us by Mark G. Otts, Senior Counsel - Corporate and Securities, of Entergy Services, Inc., New Orleans, Louisiana, and Thelen Reid & Priest LLP, New York, New York, and for any underwriters, dealers or agents by Pillsbury Winthrop LLP, New York, New York. Thelen Reid & Priest LLP and Pillsbury Winthrop LLP may rely on the opinion of Mark G. Otts as to matters of Louisiana law relevant to their opinions. All legal matters pertaining to the Company's organization, titles to property, franchises and the lien of the mortgage and all matters pertaining to Louisiana law will be passed upon by Mark G. Otts.

The statements in this Prospectus as to matters of law and legal conclusions made under "Description of the Bonds" have been reviewed by Mark G. Otts and are set forth herein in reliance upon the opinion of said counsel and upon his authority as an expert.

Plan of Distribution

Methods and Terms of Sale

We may use a variety of methods to sell the bonds, including:

  through one or more underwriters or dealers;
  directly to one or more purchasers;
  through one or more agents; or
  through a combination of any such methods of sale.

The prospectus supplement relating to a particular series of the bonds will describe the terms of the offering of the bonds, including the name or names of any underwriters, dealers or agents and any syndicate of underwriters;
  the initial public offering price;
  any underwriting discounts and other items constituting underwriters' compensation;
  the proceeds to us from such sale; and
  any discounts or concessions allowed or reallowed or paid by any underwriters to dealers.

Underwriters

If we sell the bonds through underwriters, the underwriters will acquire the bonds for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters for a particular underwritten offering of bonds will be named in the applicable prospectus supplement and, if an underwriting syndicate is used, the managing underwriter or underwriters will be named on the cover page. In connection with the sale of bonds, the underwriters may receive compensation from us or from purchasers in the form of discounts, concessions or commissions. The obligations of the underwriters to purchase the bonds will be subject to certain conditions. The underwriters will be obligated to purchase all of the bonds of a particular series if any are purchased. However, the underwriters may purchase less than all of the bonds of a particular series should certain circumstances involving a default of one or more underwriters occur.

The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers by any underwriters may be changed from time to time.

Stabilizing Transactions

Any underwriters may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 under the Securities Exchange Act of 1934. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the bonds in the open market after the distribution has been completed in order to cover syndicate short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the bonds to be higher than it would be if these transactions had not occurred.

Agents

If we sell the bonds through agents, the applicable prospectus supplement will set forth the name of any agent involved in the offer or sale of the bonds, as well as any commissions we will pay to them. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Related Transactions

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business.

Indemnification

We will agree to indemnify any underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including liabilities under the Securities Act of 1933.

PART II

INFORMATION NOT REQUIRED INPROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

	Initial Sale		Each Additional Sale
Filing Fees-Securities and Exchange Commission:
Registration Statement	$11,981	$	N/A
*Rating Agencies' fees	30,000		30,000
*Trustee's fees	4,000		4,000
*Fees of Company's Outside Legal Counsel:
Thelen Reid & Priest LLP	50,000		30,000
*Fees of Entergy Services, Inc.	35,000		25,000
*Accounting fees	20,000		15,000
*Printing and engraving costs	25,000		15,000
*Miscellaneous expenses (including Blue-Sky expenses)	20,000		15,000
*Total Expenses	$195,981		$134,000

___________________
* Estimated

Item 15. Indemnification of Directors and Officers.

We have insurance covering expenditures that might arise in connection with its lawful indemnification of our directors and officers for certain of their liabilities and expenses. Our directors and officers also have insurance that insures them against certain other liabilities and expenses. The corporation laws of Louisiana permit indemnification of directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the "Securities Act"), and under our Restatement of Articles of Incorporation, as amended. Our officers and directors may generally be indemnified to the full extent of such laws.

Item 16. List of Exhibits.*
1	-	Form of Underwriting Agreement for the Bonds.
*4(a)	-

Mortgage and Deed of Trust, as amended by eleven Supplemental Indentures (filed, respectively, as Exhibits in the file numbers indicated): A-2(c) to Rule 24 Certificate in 70-7350 (Mortgage); A-5(b) to Rule 24 Certificate in 70-7350 (First); A-4(b) to Rule 24 Certificate in 70-7448 (Second); 4(b)4 to Form 10-K for year ended 1992 in 0-5807 (Third); 4(a) to Form 10-Q for the quarter ended September 30, 1993 in 0-5807 (Fourth); 4(a) to Form 8-K dated April 26, 1995 in 0-5807 (Fifth); 4(a) to Form 8-K dated March 20, 1996 in 0-5807 (Sixth); 4(b)to Form 10-Q, for the quarter ended June 30, 1998 (Seventh); 4(d) to Form 10-Q, for the quarter ended June 30, 2000 in 0-5807 (Eighth); C-5(a) to Form U5S for the year ended December 31, 2000 (Ninth); 4(b) to Form 10-Q for the quarter ended September 30, 2002 in 0-5807 (Tenth); and 4(k) to Form 10-Q for the quarter ended June 30, 2003 in 0-5807 (Eleventh).

4(b)	-	Form of Supplemental Indenture for the Bonds.
5(a)	-	Opinion of Mark G. Otts, Senior Counsel - Corporate and Securities, of Entergy Services, Inc., as to the legality of the securities being registered.
5(b)	-	Opinion of Thelen Reid & Priest LLP as to the legality of the securities being registered.
*12(a)	-	Computation of Ratios of Earnings to Fixed Charges (filed as Exhibit 12(e) to the Company's Annual Report on Form 10-K for the year ended December 31, 2003).
23(a)	-	Consent of Mark G. Otts, Esq. (included in Exhibit 5(a) hereto).
23(b)	-	Consent of Thelen Reid & Priest LLP (included in Exhibit 5(b) hereto).
23(c)	-	Consent of Deloitte & Touche LLP.
24	-	Power of Attorney (included herein at page S-1).
25(a)	-	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, Corporate Trustee.
25(b)	-	Form T-2 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Stephen J. Giurlando, Co-Trustee.

___________________

*	Incorporated herein by reference as indicated.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on the 12th day of March 2004.

ENTERGY NEW ORLEANS, INC.

By:	/s/ Steven C. McNeal
Steven C. McNeal
Vice President and Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Nathan E. Langston, Steven C. McNeal, and Frank Williford, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and to perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

	Chairman of the Board, President	March 12, 2004
/s/ Daniel F. Packer	and Chief Executive Officer
Daniel F. Packer	(Principal Executive Officer)

	Vice President and Chief Financial	March 12, 2004
/s/ Jay A. Lewis	Officer
Jay A. Lewis	(Principal Financial Officer)

	Senior Vice President and	March 12, 2004
/s/ Nathan E. Langston	Chief Accounting Officer
Nathan E. Langston	(Principal Accounting Officer)

/s/ Donald C. Hintz	Director	March 12, 2004
Donald C. Hintz

/s/ Leo P. Denault	Director	March 12, 2004
Leo P. Denault /s/ Richard J. Smith Richard J. Smith	Director	March 12, 2004

Number		Description of Exhibit
1	-	Form of Underwriting Agreement for the Bonds.
*4(a)	-

Mortgage and Deed of Trust, as amended by eleven Supplemental Indentures (filed, respectively, as Exhibits in the file numbers indicated): A-2(c) to Rule 24 Certificate in 70-7350 (Mortgage); A-5(b) to Rule 24 Certificate in 70-7350 (First); A-4(b) to Rule 24 Certificate in 70-7448 (Second); 4(b)4 to Form 10-K for year ended 1992 in 0-5807 (Third); 4(a) to Form 10-Q for the quarter ended September 30, 1993 in 0-5807 (Fourth); 4(a) to Form 8-K dated April 26, 1995 in 0-5807 (Fifth); 4(a) to Form 8-K dated March 20, 1996 in 0-5807 (Sixth); 4(b)to Form 10-Q, for the quarter ended June 30, 1998 (Seventh); 4(d) to Form 10-Q, for the quarter ended June 30, 2000 in 0-5807 (Eighth); C-5(a) to Form U5S for the year ended December 31, 2000 (Ninth); 4(b) to Form 10-Q for the quarter ended September 30, 2002 in 0-5807 (Tenth); and 4(k) to Form 10-Q for the quarter ended June 30, 2003 in 0-5807 (Eleventh).

4(b)	-	Form of Supplemental Indenture for the Bonds.
5(a)	-	Opinion of Mark G. Otts, Senior Counsel - Corporate and Securities, of Entergy Services, Inc., as to the legality of the securities being registered.
5(b)	-	Opinion of Thelen Reid & Priest LLP as to the legality of the securities being registered.
*12(a)	-	Computation of Ratios of Earnings to Fixed Charges (filed as Exhibit 12(e) to the Company's Annual Report on Form 10-K for the year ended December 31, 2003).
23(a)	-	Consent of Mark G. Otts, Esq. (included in Exhibit 5(a) hereto).
23(b)	-	Consent of Thelen Reid & Priest LLP (included in Exhibit 5(b) hereto).
23(c)	-	Consent of Deloitte & Touche LLP.
24	-	Power of Attorney (included herein at page S-1).
25(a)	-	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, Corporate Trustee.
25(b)	-	Form T-2 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Stephen J. Giurlando, Co-Trustee.

___________________

*	Incorporated herein by reference as indicated.